Exhibit 99.1

Och-Ziff Capital Management Group LLC Announces Offering of Senior Notes

NEW YORK, Nov. 13, 2014 – Och-Ziff Capital Management Group LLC (NYSE: OZM) (“Och-Ziff” or the “Company”) today announced that its indirect subsidiary, Och-Ziff Finance Co. LLC, intends to offer, subject to market and other conditions, senior notes. The notes will be fully and unconditionally guaranteed on an unsecured basis by the Company’s indirect subsidiaries OZ Management LP, OZ Advisors LP and OZ Advisors II LP. Och-Ziff intends to use the net proceeds from the sale of the notes to repay outstanding borrowings under the Company’s Delayed Draw Term Loan, with any remaining net proceeds to be used for general corporate purposes.

The notes will be offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act.

The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This news release shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Och-Ziff Capital Management Group LLC

Och-Ziff Capital Management Group LLC is one of the largest institutional alternative asset managers in the world with offices in New York, London, Hong Kong, Mumbai, Beijing and Dubai. Och-Ziff provides asset management services to institutional investors globally through its multi-strategy funds, credit funds, CLOs, real estate funds, equity funds and other alternative investment vehicles. Och-Ziff seeks to generate consistent, positive, absolute returns across market cycles, with low volatility compared to the broader markets, and with an emphasis on preservation of capital. Och-Ziff’s funds invest across multiple strategies and geographies, consistent with the investment objectives for each fund. The global investment strategies Och-Ziff employs include convertible and derivative arbitrage, corporate credit, long/short equity special situations, merger arbitrage, private investments and structured credit. As of November 1, 2014, Och-Ziff had approximately $46.0 billion in assets under management.

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Investor Relations Contact:

Tina Madon

Managing Director

Head of Investor Relations

Och-Ziff Capital Management Group LLC

+1-212-719-7381

tina.madon@ozcap.com

Media Relations Contact:

George Sard or Jonathan Gasthalter

Sard Verbinnen & Co

+1-212-687-8080